EXHIBIT 10.2
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                LETTER OF INTENT TO ACQUIRE QVERGENT RADIO CORP.
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Qvergent Radio Corp.
P.O. Box 1316
Laguna Beach, California  92652

October 11, 2000

PERSONAL AND CONFIDENTIAL
ePromo.com, Inc.
11930 Menaul Blvd. NE, Ste. 107
Albuquerque, New Mexico 87112

         Re:    Proposed Acquisition of Qvergent Radio Corp. by ePromo.com, Inc.
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Gentlemen:

         This letter of intent will confirm the mutual intentions of ePromo.com, Inc., a Nevada corporation, ("Acquiror") for the acquisition by Acquiror of Qvergent Radio Corp., a Delaware corporation ("Target") and certain related matters.

         The terms of the proposed merger (the "Merger") will be pursuant to and are subject to the execution of a definitive agreement to be entered into by the parties (the "Acquisition Agreement"). The principal terms of such Acquisition Agreement will include the following:

         1. The Merger. At the closing of the Merger, Target will merge with and into a wholly-owned subsidiary of Acquiror ("Merger Sub"), with Target remaining as the surviving corporation.

         1.2Consideration to be paid in the Merger. The following ePromo.com shareholders (the "CD Promo Shareholders") own a total of eight million three hundred seventy-eight thousand five hundred ninety (8,378,590) shares of ePromo.com common stock:

            Darren Everitt              2,285,070 shares
            Karl Heimer Karlsson        2,285,070 shares
            David Beasley               761,690 shares
            John Stephens               761,690 shares
            Arnar Gunnlaugsson          1,523,380 shares
            Domain Decision Ltd         761,690 shares

Subject to upward adjustment as described herein, the purchase price (the "Purchase Price") payable in the Merger shall be four million one hundred eighty-nine thousand two hundred ninety-five (4,189,295) shares of the CD Promo Shareholders common stock (the "Initial Shares"). The Initial Shares payable to the Target's shareholders shall not be newly issued shares of Acquiror, but


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already  existing shares owned by the CD Promo  Shareholders.  Acquiror,  the CD
Promo Shareholders and QRC will identify a legal and contractual mechanism for the CD Promo Shareholders to give back a portion of their shares to Acquiror in order for Acquiror to fulfill its obligation to purchase Target.

         3. Other Negotiations. After signing this letter, Target will not initiate or, subject to the fiduciary obligations of Target's officers and directors, hold discussions concerning the sale or acquisition of Target or its assets with any party other than Acquiror; provided, however, that if the Acquisition Agreement has not been executed by October 31, 2000 (or such later date as the parties may agree), these restrictions will no longer apply. Provided further, that this restriction shall be subject to a limited "fiduciary out" which allows Target to negotiate and provide information in response to an unsolicited superior proposal if required by such fiduciary duties.

         4. No Public Announcement; No Disclosure. The parties shall make no public announcement concerning this letter, their discussions or any other memos, letters or agreements between the parties relating to any acquisition unless disclosure is required under applicable law. Under no circumstances will either party discuss or disclose the existence or terms of this letter (or that the parties are holding discussions) with or to any third party other than such legal, accounting and financial advisors of the parties who have a need to know such information solely for purposes of assisting with respect to the Merger.

         5. Due Diligence. At such time prior to the closing of the Merger as may be reasonably requested, each party shall make available to the other party and the other party's employees, agents and representatives all information concerning the operation, business and prospects of such party as may be reasonably requested by the other party, including, without limitation, making the working papers of such party's independent certified public accountants available for inspection by the other party's independent certified public accountants. Each party will cooperate with the other party for the purpose of permitting the other party to discuss such party's business and prospects with such party's customers, creditors, suppliers and other persons having business dealings with such party.

         6. Principal Representations and Warranties.

            (a) Acquiror. Acquiror will deliver copies of its most recent reports on Forms 10-K, 10-Q and 8-K to Target, and warrant that such documents, taken together, are free\ from material misstatements and omissions. Additionally, the Acquisition Agreement will contain customary representations and warranties of Acquiror covering, among other things.

                 (i)   The due incorporation and good standing of Acquiror.

                 (ii) Acquiror's title to its assets,including its intellectual property, free of all liens and encumbrances.

                 (iii) Compliance, in all material respects, with all laws and governmental regulations applicable to Acquiror's business and operations.


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                 (iv) The absence of  undisclosed  pending  claims,  litigation, contract defaults, etc.

            (b)  Target.  The  Acquisition   Agreement  will  contain  customary
            representations and warranties of Target covering, among other things.

                 (i)  The due incorporation and good standing of Target.

                 (ii) The  accuracy  of  all   financial  statements  of  Target
                 submitted to Target and the absence of undisclosed liabilities.

                 (iii)Target's title to its assets, including its intellectual property, free of all liens and encumbrances.

                 (iv) Compliance, in all material respects, with all laws and governmental regulations applicable to Target's business and operations.

                 (v) The absence of undisclosed pending claims, litigation, contract defaults\, etc.

         7. Acquiror's Conditions to Close Merger. In addition to such other conditions to closing as are usual in a merger transaction, the following will be conditions to the closing of the Merger by Acquiror (which Acquiror may waive, in Acquiror's sole discretion):

            (a) The representation of warranties of Target are true in all material respects on the date of the closing.

            (b) The closing of the Merger shall have occurred on or before October 31, 2000.

            (c) An opinion of counsel for Target, satisfactory to Acquiror, as to matters usual in a merger transaction.

            (d)  Approval  of  the  Merger  by  the  board  of   directors   and
            shareholders of Target.

            (e) Execution and delivery, on or before October 31, 2000, of a definitive and binding Acquisition Agreement setting forth all material terms of the Merger.

            (f)  Compliance with applicable federal and state securities laws.

         8. Target's Conditions to Close Acquisition. In addition to such other conditions to closing as are usual in a merger transaction, the following will be conditions to the closing of the Merger by Target (which Target may waive, in Target's sole discretion):

            (a) The representations and warranties of Acquiror are true in all material respects on the date of the closing.

            (b) The approval of the Merger by the board of directors of Acquiror.

            (c) The closing of the Merger shall have occurred on or before September 30, 2000.


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            (d)  An opinion of counsel for Acquiror,  satisfactory to Target, as to matters usual in an acquisition transaction.

            (e) Execution and delivery, on or before September 25, 2000, of a definitive and binding Acquisition Agreement setting forth all material terms of the Merger.

            (f) Greg Barela shall be provided with an employment agreement to serve as Chief Executive Officer of Acquiror on such terms and conditions as are acceptable to both Target and Acquiror.

            (g)  Approval  of  the  Merger  by  the  board  of   directors   and
            shareholders of Target.

            (h)  Compliance with applicable federal and state securities laws.

         9. Treatment of Target Accounts Payable. Acquiror acknowledges that Target has accumulated approximately one hundred thousand dollars ($100,000) of accounts payable. Acquiror agrees to assume the obligation to pay these accounts payable upon consummation of the Merger.

         10.Registration Rights. Certain of Target's employees (the "Founders") shall be given registration rights with respect to certain Acquiror common shares received and equaling approximately $180,000 in value and comprising a portion of the Purchase Price. The registration rights shall be specified in the form of a registration rights agreement (the "Registration Rights Agreement") and shall allow for the Founders to elect to have their shares of Acquiror common stock registered as soon as practicable following the Merger.

         11.Continued Funding of Target. In connection with the Merger, Acquiror shall covenant and agree to supply working capital to Target following the closing of the Merger at the level of at least $100,000 per month for a period of twelve (12) consecutive months.

         12.Confidentiality. The parties to this letter of intent shall exert reasonable efforts to preserve and contain all proprietary information and trade secrets of the other party received or confirmed in documentary form related to the merger transaction and shall not disclose to any third party or use any such proprietary information or trade secret for personal advantage, except that the receiving party shall be free to use and disclose all or any of such proprietary information and trade secrets which (a) were already in the receiving party's possession at the time of disclosure by the disclosing party; (b) are a matter of public knowledge; (c) hereunder are hereafter published other than through the receiving party; or (d) are lawfully obtained by the receiving party from a third party without restrictions of confidentiality.

         13.Expenses. Acquiror will ultimately be responsible for payment the expenses in connection with the transactions contemplated hereby. Target's attorneys shall draft the definitive documents. Acquiror shall assume payment to Target's attorneys upon consummation of the Merger.

         14.Tax Consequences. It is currently contemplated that the parties will desire the Merger to constitute a reorganization described in section 368(a) of the Internal Revenue Code. The parties will consent to such reasonable changes in the terms outlined above as such changes may be requested in order to obtain such income tax treatment.


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         15.Governing  Law.   This letter shall be governed by the internal laws
of the State of California applicable to contracts wholly executed and performed therein.

         16.Closing Date. The parties shall use their best efforts to close the Merger by October 31, 2000.

                                      * * *

         The foregoing letter of intent is a non-binding proposal only, and is not and should not be construed as an offer or commitment by Acquiror with respect to the transactions contemplated hereby except as set forth in this paragraph. This letter of intent is not intended to set forth binding obligations of Acquiror or Target, except for paragraphs 3, 4 and 12, and all rights and obligations of Acquiror and Target are subject to negotiation, execution and delivery of a definitive Acquisition Agreement.

         Notwithstanding the delivery of this letter of intent or any past, present or future approvals by the management, board of directors, or stockholders of any party to the proposed transaction (or any related person or entity) or any other past, present or future written or oral indication of assent, or indications of results of negotiations or agreement, no party to the proposed transaction (and no person or entity related to any such party) will be under any legal obligation, except as expressly provided herein, with respect to the proposed transaction or any similar transaction, and no offer or binding commitment of any nature whatsoever shall be implied, unless and until the formal agreement providing for the transaction has been executed and delivered by all parties thereto.

         Upon the execution of a definitive Acquisition Agreement relating to the matters set forth herein, the provisions of this letter of intent and all prior discussions will merge into such agreement.

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         If you  are in  agreement  with  the  foregoing,  please  confirm  such agreement by signing and returning to us the enclosed copy of this letter.

                                    Very truly yours,

                                    Qvergert Radio Corp., a Delaware corporation

                                    By:
                                    Name: _____________________________
                                    Title:  ______________________________

Agreed in principal

                                    ePromo.com, Inc., a Nevada corporation

                                    By:
                                    Name: _____________________________
                                    Title:  ______________________________



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